Exhibit 4.8
                             SHAREHOLDERS AGREEMENT
                             ----------------------

     THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made and entered into as of October 2, 2002, by and among Voxware, Inc., a Delaware corporation ("Voxware"), Voxware NV, a corporation organized under the laws of Belgium (the "Company"), and the other parties listed on Exhibit A hereto (each referred to herein as an "Investor" and collectively as the "Investors").

     WHEREAS, the Investors and Voxware own all of the issued capital of the Company; and

     WHEREAS, the Company has purchased certain assets of SyVox Europe; and

     WHEREAS, the parties desire to provide for certain agreements related to the management of the Company; and

     WHEREAS, the parties also desire to provide for the exchange of the capital stock in the Company held by them in accordance with and subject to the terms hereof;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Definitions.

     1.1 "Creafund" shall mean Creafund NV, in the process of being liquidated, a corporation organized under the laws of Belgium, which is an Investor under this Agreement.

     1.2 "Debentures" shall mean the 10% Convertible Debentures Due July 1, 2003 issued by Voxware in the aggregate principal amount of 300.699,32 Euro.

     1.3 "Investor Stock" shall mean capital stock of the Company now owned by the Investors.

     1.4 "Net Sales" shall mean the invoice amounts actually received for sales of products and services by the Company to an unaffiliated third party in a bona fide arm's length transaction, less the following items (a) cash discounts and trade allowances actually granted, (b) rebates and chargebacks required by applicable laws or made pursuant to agreements with customers, (c) credits or allowances actually granted upon claims, damaged goods, outdated goods, rejections or returns of such product, including recalls, (d) taxes, tariffs and similar obligations, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of such products or services and shown separately on the invoice, (e) shipping charges and (f) insurance costs related to shipping.

     1.5 "Newco Board" shall mean the Board of Directors of the Company.

     1.6 "New Preferred Stock" shall mean shares of preferred stock of Voxware issued in the Qualifying Fundraising.

     1.7 "Qualifying  Fundraising" shall mean (i) a Qualifying  Subscription and
(ii) the consummation, before the close of business on February 28, 2003, of the equity financing of Voxware contemplated by a Qualifying Subscription.

     1.8 "Qualifying Subscription" shall mean the execution, before the close of business on November 30, 2002, of subscription agreements (containing such terms as are reasonably acceptable to Creafund) with one or more bona fide investors providing for the issuance of $2,500,000 or more of equity of Voxware in one or more related financings.

     1.9 "Shares" shall mean shares of common stock, $.001 par value of Voxware.

     1.10 "Voxware Board" shall mean the Board of Directors of Voxware.

2. Capital Increase in the Company. Upon the occurrence of a Qualifying Fundraising, Voxware shall subscribe to additional capital stock of the Company so that Voxware owns 51% of the capital stock of the Company. The subscription price for such capital stock shall be calculated based upon the valuation of the Company.

2A. License Agreement. Until such time, if any, that the Company is fully owned by Voxware, Voxware shall grant the Company a royalty-free license (or other appropriate rights) to develop, market and distribute the Voxware owned voice-based solutions for the logistics, distribution and package sorting industries in Europe on mutually acceptable commercially reasonable terms. In the event that the Qualifying Financing is not consummated, such license shall convert to a royalty-bearing license on such terms and conditions as will mutually be agreed upon by Voxware, the Company and the Investors.

3. Exchange Rights.

     3.1 Exchange Upon Qualifying Fundraising. Upon the consummation of a Qualifying Fundraising, each Investor shall have the option to exchange the Investor Stock held by such Investor for fully-paid and non-assessable shares of capital stock of Voxware as issued in the Qualifying Fundraising at a price no higher than the price to be paid by the holders of Series C Preferred Stock of the Company participating in the Qualifying Fundraising, and otherwise on the same terms and conditions, as agreed upon by the other subscribers to the Qualifying Fundraising, but in no event less than the terms and conditions agreed upon by the holders of Series C Preferred Stock of the Company participating in the Qualifying Fundraising. In case these terms and conditions would materially differ from the terms and conditions as set forth in the term sheet between Voxware and Creafund signed on June 19, 2002 (the "Term Sheet"), each Investor can, at its sole discretion, require that the shares resulting from the exchange have the same terms and conditions as set forth in the aforementioned Term Sheet. For the purpose of this Agreement, the shares resulting from the exchange will be referred to as "Preferred Stock". Voxware shall give each Investor written notice of its intention to consummate the Qualifying

Fundraising, describing the type of New Preferred Stock, and the price and the general terms upon which Voxware proposes to issue the New Preferred Stock. Each Investor shall have time, until the expiration of his exchange rights as set forth in Section 3.5, to agree to exchange some or all of its Investor Stock upon such closing for the price and upon the terms specified in the notice or at the terms and conditions as set forth in the Term Sheet by giving written notice to Voxware and stating therein the quantity of Investor Stock to be exchanged. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Preferred Stock, which shall be issuable on such exchange, shall be issued. The parties acknowledge that Voxware will require shareholder approval to issue the New Preferred Stock and the Preferred Stock.

     3.2  Exchange  Upon  Failure  of  Qualifying  Fundraising.  In the  event a
Qualifying Subscription has not occurred by November 30, 2002 and/or in the event a Qualifying Fundraising is not consummated by February 28, 2003 (whether by failure of clause (i) or (ii) as set forth in the definition of Qualifying Fundraising), each Investor shall have the option to exchange the Investor Stock held by such Investor for fully-paid and non-assessable shares of preferred stock ("Senior Stock") of Voxware, with new rights, preferences and privileges, as set out in Exhibit B hereto, senior to the rights, preferences and privileges of Voxware's existing preferred stock. In case Voxware is listed or traded on a stock exchange, a regulated market or on OTC-BB on the day of the exercise of the option by the Investor, the price for the Senior Stock shall be 33% of the average share price for the Shares for the 30 trading days prior to the exercise of the option by the Investor. In case Voxware is not listed or traded on a stock exchange, a regulated market or on OTC-BB on the day of the exercise of the option, the price for the Senior Stock shall be 33% of the intrinsic value of Voxware on the date of the exercise of the option by the Investor, which will be defined by an independent expert, appointed by the board of directors of Voxware and reasonably acceptable to Creafund. The option will be deemed to have been exercised on the date the written notice mentioned hereunder shall have been received by Voxware at its principal executive office. In order to exercise this exchange privilege, an Investor shall surrender their Investor Stock to Voxware during usual business hours at Voxware's principal executive office, accompanied by written notice stating that such Investor elects to exchange Investor Stock and stating therein the quantity of Investor Stock to be exchanged. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Senior Stock, which shall be issuable on such exchange, shall be issued. The parties acknowledge that Voxware will require shareholder approval to issue the Senior Stock.

     3.3 Valuation of Investor Stock. The aggregate value of the Investor Stock held by all of the Investors for purposes of determining the exchange ratios for Sections 3.1 and 3.2 shall be as follows:

     (a) $600,000 on the date hereof; or

     (b) $1,000,000 on December 31, 2003 if the Net Sales of the Company are at least (euro)4,000,000 for the year ended December 31, 2003; provided that if such Net Sales are less than

(euro)4,000,000, the valuation shall be determined as follows: $600,000 + ($400,000 x (amount of Net Sales / (euro)4,000,000)); or

     (c) $1,500,000 on December 31, 2003 if the Net Sales of the Company are at least (euro)5,200,000 for the year ended December 31, 2003; provided that if such Net Sales are greater than (euro)4,000,000 but less than (euro)5,200,000, the valuation shall be determined as follows: $1,000,000 + ($500,000 x (amount by Net Sales exceed (euro)4,000,000 / (euro)1,200,000));

     3.4 Payment of Value in Cash. Voxware shall have the option to pay the Investors in cash any value for the Investor Stock in excess of $1,000,000 in lieu of Preferred Stock or Senior Stock.

     3.5 Expiration of Exchange Rights. The exchange rights set forth in Sections 3.1 and 3.2 shall expire on the close of business on December 31, 2004.

4. Financial Information.

     4.1 Financial Information. Voxware hereby covenants and agrees it will furnish the following reports to each Investor:

     (a) As soon as practicable after the end of each fiscal year of Voxware, and in any event within ninety (90) days thereafter, a consolidated balance sheet of Voxware and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of Voxware and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year (if any), all in reasonable detail and audited by independent public accountants selected by Voxware.

     (b) As soon as practicable after the end of each quarter, but in any event within 45 days of the end of each quarter, a consolidated balance sheet of Voxware and its subsidiaries, if any, as of the end of each such quarter, and consolidated statements of income and cash flows of Voxware and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year (if any), subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of Voxware, except that such financial statements need not contain the notes required by generally accepted accounting principles.

     (c) As soon as practicable after transmission or occurrence and in any event within ten (10) days thereof, copies of any reports or communications delivered to any class of Voxware's security holders or broadly to the financial community, including any filings by Voxware with any securities exchange, the Securities and Exchange Commission or the National Association of Securities Dealers, Inc.

     4.2 Other Information Rights. The provisions of Section 4.1 shall not be in limitation of any rights which any Investor may have as a stockholder or by virtue of other agreement with Voxware with respect to the books and records of Voxware and its subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

5. Term and Termination. Except as specifically set forth in this Agreement with respect to a particular provision, such as and not limited to Sections 4, 6.2 and 6.3, this Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

     (a) the conversion of all of the Investor Stock into capital stock of Voxware;

     (b) the date of the closing of a sale, lease or other disposition of all or substantially all of Voxware's assets or Voxware's merger or conversion into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of Voxware's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this
Section 5(b) shall not apply to a merger, conversion or other corporate reorganization effected exclusively for the purpose of changing the domicile of Voxware;

     (c) the tenth anniversary of the date hereof.

6. Board of Directors.

          6.1 Newco Board Composition.

          (a) The Newco Board shall initially consist of three (3) members, of which one member shall be designated upon proposal by Voxware and two members designated upon proposal by Creafund.

          (b) Upon the occurrence of a Qualifying Subscription, Voxware shall be entitled to propose two members of the Newco Board and Creafund shall be entitled to propose one member of the Newco Board.

          (c) Upon the exercise of the exchange right for all Investors' Stock, Voxware shall be entitled to propose all members of the Newco Board.

          (d) The Newco Board member(s) designated by Voxware may be removed during the aforesaid term of office, whether with or without cause, but they can only be replaced by a candidate proposed by Voxware. The Newco Board member(s) designated by Creafund may be removed during the aforesaid term of office, whether with or without cause, but they can only be replaced by a candidate proposed by Creafund.

          (e) The parties to this Agreement agree to vote their interests in the Company to give effect to the provisions of this Section 6.1.

     6.2 Board Observer Rights. Commencing upon the full conversion of the Debentures or the full exercise of the exchange rights, Creafund shall be entitled to Voxware Board observer rights for one designee, which person shall be entitled to attend all meetings of the Voxware Board telephonically and to receive all information distributed to members of Voxware Board in connection with board meetings.

     6.3. The Company can only use the proceeds of the loan evidenced by the 10% Convertible Debentures Due July 1, 2003, for operational expenditures, excluding expenses or invoices generated by Voxware (other than the acquisition of Voxware's voice-based solutions), except for out-of-pocket expenses incurred by European personnel which are paid or reimbursed directly by Voxware.

7. Miscellaneous.

     7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the Country of Belgium. All disputes arising in connection with the present Agreement between the parties shall be finally settled in Brussels by three arbitrators appointed in accordance with the rules of CEPINA. The language of the procedure will be English.

     7.2 Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the consent of all Parties hereto.

     7.3 Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties (including all Investors) and their respective successors, heirs, permitted assigns and legal representatives.

     7.4 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when delivered by a receipted same day messenger service to the addressee or the addressee's agent or employee or, if delivered to a residence, to any adult person at such residence, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iv) three (3) business days after having been sent by certified mail, return receipt requested, postage prepaid, or (v) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the following addresses or at such other address as such party may designate by notice to the other parties pursuant to this Section 7.4:

                  If to an Investor:        The address set forth on Exhibit A
                                            to this Agreement

                  If to Voxware:            Voxware, Inc.
                                            Lawrenceville Office Park
                                            168 Franklin Corner Road
                                            Lawrenceville, New Jersey 08648
                                            Attention: Chief Executive Officer
                                            Phone: (609) 514-4100
                                            Facsimile: (609) 514-4103

                  If to the Company:        Voxware N.V.
                                            Blauwe Toren, Hoge Hul 65
                                            8000 Brugge
                                            Attention:
                                            Phone: +32 (0) 50/313.666
                                            Facsimile: +32 (0) 50/313.667

                  With a copy to:           Hale and Dorr LLP
                                            650 College Road East
                                            Princeton, NJ 08540
                                            Attn: William J. Thomas, Esq.
                                            Phone: (609) 750-7600
                                            Facsimile: (609) 750-7700

     7.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     7.6 Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     7.7 Counterparts. This Agreement may be executed in six counterparts (as many as there are distincted parties and Investors to this Agreement according to Belgian Law), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.8 Adjustment for Stock Splits, Etc. Wherever in this Agreement there is a reference to shares of capital stock of Voxware of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

     7.9. Failure to exercise The failure by either party to enforce at any time any of the provisions of this Agreementor to require at any time performance by another party of any such provision, shall, in no way, be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part thereof, or the right of either party thereafter to enforce each and every provision.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                    SIGNATURE PAGE FOR SHAREHOLDERS AGREEMENT


     IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date above first written.


THE COMPANY:

VOXWARE NV



By: /s/
    -----------------------------------------
       Name:
       Title:

VOXWARE:

VOXWARE, INC.



By: /s/
    -----------------------------------------
       Name:
       Title:

THE INVESTORS:

CREAFUND NV


By: /s/
    -----------------------------------------
       Name:
       Title:

                    SIGNATURE PAGE FOR SHAREHOLDERS AGREEMENT


AVVISION BVBA


By:/s/
   -----------------------------------------
       Name:
       Title:

/s/
--------------------------------------------
Pascal Persyn


/s/
--------------------------------------------
Karine Vandenberghe

                                    Exhibit A
                                       To
                             Shareholders Agreement

                                List of Investors

Creafund NV in Liquidation
Clintonpark
Ter Reigerie 9 B8
8800 Roeselare

Avvision BVBA
Guido Gezellelaan 87
8210 Loppem

Pascal Persyn
Guido Gezellelaan 87
8210 Loppem

Karine Vandenberghe
Guido Gezellelaan 87
8210 Loppem

                                    Exhibit B

                                       To
                             Shareholders Agreement


               Rights, preferences and privileges of Senior Stock
               --------------------------------------------------

To be negotiated upon Failure of Qualifying Fundraising between all Parties